EXHIBIT H
Employment Agreement

This Employment Agreement (“Agreement”) is made as of the effective date set forth below by and between Parametric Technology Corporation (the “Company”), 140 Kendrick Street, Needham, MA 02494 and Martha Durcan (the “Employee”).
Background
Whereas, the Employee holds a senior level management position with the Company;
Whereas, the Company desires to provide an incentive for the Employee to remain with the Company by providing certain benefits in the event that there should be a termination of the Employee's employment without cause or in connection with a change in control of the Company;
Now, therefore, the Company and the Employee agree as follows:
1.    Definitions
“Cause” shall mean termination of the Employee's employment due to (A) the Employee's willful and continued failure to substantially perform Employee's duties with the Company (other than any such failure resulting from Employee's incapacity due to physical or mental illness), provided that the Company has delivered a written demand for performance to the Employee specifically identifying the manner in which the Company believes that the Employee has not substantially performed her duties and the Employee does not cure such failure within thirty (30) days following such written demand, or (B) the Employee's willful engagement in conduct that is demonstrably and materially injurious to the Company. For purposes of this definition, no act or failure to act on the Employee's part shall be deemed to be “willful” unless done or omitted to be done by the Employee not in good faith and without reasonable belief that her action or omission was in the best interests of the Company.

“Change in Control” shall mean the occurrence of any of the following events:

(i)
any person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock in the Company) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities (other than as a result of acquisitions of such securities from the Company);

(ii)
individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this Agreement, considered to be a member of the Incumbent Board;

(iii)
the consummation of a merger, share exchange or consolidation of the Company or any subsidiary of the Company with any other corporation (each, a “Business Combination”), other than (i) a Business Combination that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) beneficial ownership, directly or indirectly, of a majority of the combined voting power of the Company or the surviving entity (including any person that, as a result of such transaction, owns all or substantially all of the Company's assets either directly or through one or more subsidiaries) outstanding immediately after such Business Combination or (ii) a merger, share exchange or consolidation effected to implement a recapitalization of the Company (or similar transaction) following which no person is or becomes the beneficial owner of 50% or more of the combined voting power of the Company's then outstanding securities; or

(iv)
the stockholders of the Company approve (A) a plan of complete liquidation of the Company or (B) an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets but excluding a sale or spin-off of a product line, business unit or line of business of the Company if the remaining business is significant;

and, for purposes of this definition of “Change in Control,” “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, and “beneficial owner” shall have the same meaning as when used in Rule 13d-3 under that Act.

“Change in Control Termination” shall mean: (A) termination of the Employee's employment by the Company other than for Cause or as a result of Employee's disability during the period from the date of a Change in Control through the first anniversary thereof, and (B) resignation by the Employee due to a Change of Status during the period from the date of a Change in Control through the first anniversary thereof.

“Change of Status” shall mean the occurrence, without the Employee's written consent, of any of the following circumstances (provided that the Employee shall have given the Company written notice describing such event or circumstance within ninety (90) days of its initial existence and the matter shall not have been fully remedied by the Company within thirty (30) days after receipt of such notice): (i) any reduction in annual base salary and target incentives, including target bonus and/or target commissions, in the aggregate by more than ten percent (other than as part of a plan applicable to employees generally); (ii) any reduction in employee benefits (other than as part of a plan applicable to employees generally); (iii) any reassignment of the Employee to a position that involves a materially different area of substantive expertise; (iv) the failure by the Company to pay to the Employee any portion of his or her compensation within ninety (90) days after such compensation is due; or (v) the Company's requiring the Employee to relocate to and work from a Company office , that is more than thirty-five (35) miles from the Employee's then principal work location (which principal work location may be a home office if the Employee works primarily from a home office at the time of the Change in Control), except for required travel on the Company's business to an extent substantially consistent with Employee's business travel obligations immediately before the date of the Change in Control.

1.	Termination of Employment
If the Company terminates Employee's employment without Cause, other than a termination constituting a Change in Control Termination or as a result of Employee's disability, the Company shall pay to the Employee separation pay in an amount equal to (i) nine (9) months of the Employee's base salary and (ii) a COBRA Allowance in the amount and in the manner described in Section 4(c) below, provided that the Employee executes and delivers to the Company a Separation Agreement and General Release in a form substantially in the form attached hereto as Exhibit A within thirty (30) days of the last day of Employee's employment. The Company shall pay the separation pay to the Employee in one lump sum on or before the later of (i) thirty (30) days following termination of the Employee's employment and (ii) the expiration of any revocation period with respect to the Separation Agreement and General Release.

2.	Effect of Change in Control on Certain Compensation
Effective upon a Change in Control that occurs during the Employee's employment:
(a)the Employee shall be entitled to payment of a pro-rata portion of any quarterly or annual cash incentive award for which the Employee is eligible for the fiscal year in which the Change in Control occurs, excluding sales commission plans (“Cash Incentive”), based on the Employee's target Cash Incentive for such period and the percentage of the period completed through the date of the Change in Control, for the purposes of which any performance criteria applicable to such award shall be deemed to have been met in full, which payment shall be made in one lump sum within thirty (30) days of the date of the Change in Control and from which any payments previously made with respect to such Cash Incentive shall be deducted; and
(b)    unless otherwise accelerated by the terms of or in connection with the Change in Control, the vesting schedule applicable to any equity awards granted to the Employee as an incentive bonus under the Company's Management Incentive Plan or under similar short-term incentive plans (collectively, “Bonus Equity”) shall be amended automatically so that a pro-rata portion of any such Bonus Equity equal to the percentage of the respective fiscal year completed through the date of the Change in Control shall thereupon be vested and subject to no further restrictions, and the portion not so vested shall thereupon automatically be cancelled and forfeited to the Company.

3.	Change in Control Termination Benefits
If there shall be a Change in Control Termination, the following subsections (a), (b) and (c) shall apply:

(a)	Equity Acceleration
Unless otherwise accelerated by the terms of or in connection with the Change in Control or the terms of any agreement governing such equity specifically,
(i)all outstanding stock options, stock appreciation rights, restricted stock units and other equity awards issued under any stock or equity incentive plan of the Company and held by the Employee shall immediately become vested and exercisable in full; and
(ii)all restrictions applicable to restricted stock issued under any stock or equity incentive plan of the Company and held by the Employee shall immediately lapse.
(b)    Separation Pay
The Company shall pay to the Employee separation pay in an amount equal to nine (9) months of the higher of the Employee's base salary in effect at the time of the Change in Control or in effect at the time of the Change in Control Termination, provided that the Employee executes and delivers to the Company a Separation Agreement and General Release in a form substantially in the form attached hereto as Exhibit A within thirty (30) days of the Change in Control Termination. The Company shall pay the separation pay to the Employee in one lump sum on or before the later of (i) thirty (30) days following termination of the Employee's employment and (ii) the expiration of any revocation period with respect to the Separation Agreement and General Release. Payment under this Section 4(b) shall be exclusive of payment under Section 2.
(c)    Benefits
The Company shall pay a COBRA Allowance covering nine (9) months of COBRA premiums for employees under the age of 60 at the date of the Change in Control Termination and eighteen (18) months of COBRA premiums for employees who are age 60 or older at the date of the Change in Control Termination, in each case covering premiums for eligible medical, dental and vision benefit plans in which the Employee participates as of the date of the Change in Control Termination, provided that the Employee executes and delivers to the Company the Separation Agreement and General Release within thirty (30) days of the date of the Change in Control Termination. For the purposes hereof, “COBRA Allowance” means an amount which, after applicable tax and FICA withholdings, equals the monthly premium to maintain the Employee's coverage under the applicable benefit plan, calculated using the premium in effect immediately prior to the date of the Change in Control Termination. The Company shall pay the COBRA Allowance in one lump sum on or before the later of (i) thirty (30) days following termination of the Employee's employment and (ii) the expiration of any revocation period with respect to the Separation Agreement and General Release.
5.    Certain Payments to Specified Employees
Notwithstanding anything to the contrary in this Agreement, if the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the U.S. Internal Revenue Code of 1986 (the “Code”) at the time of the Employee's separation from service with the Company, no payment or benefit payable or provided to the Employee pursuant to this Agreement that constitutes an item of deferred compensation under Code Section 409A and becomes payable by reason of the Employee's termination of employment with the Company will be paid or provided to the Employee prior to the earlier of (i) the expiration of the six (6) month period following the date of the Employee's “separation from service” (as such term is defined by Code Section 409A and the regulations promulgated thereunder), or (ii) the date of the Employee's death, but only to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The payments and benefits to which the Employee would otherwise be entitled during the first six (6) months following her separation from service shall be accumulated and paid or provided, as applicable, in a lump sum, on the date that is six (6) months and one day following the Employee's separation from service (or if such date does not fall on a business day of the Company, the next following business day) and any remaining payments or benefits will be paid in accordance with the normal payment dates specified for them herein.
6.    No Change in Employment Status
Subject only to the provisions of Sections 2, 3 and 4 above, Employee's employment is and shall continue to be at-will, as defined under applicable law, and may be terminated by either party for any reason and at any time during the term of this Agreement or thereafter.
7.    Term
This Agreement shall commence on the Effective Date set forth below and continue in effect until the earlier of (a) termination of the Employee's employment for any reason, whether by the Company with or without cause, or by the Employee due to resignation or otherwise, in each case provided that a Change in Control shall not have occurred at the time of such termination; and (b) September 30, 2012. Unless earlier terminated, this Agreement shall automatically renew on September 30, 2012 and annually thereafter for additional twelve-month terms unless either party provides written notice to the other party of non-renewal at least ninety (90) days prior to the expiration of the then current term. If a Change in Control occurs while this Agreement is in effect, the term of this Agreement shall automatically be extended to the one year anniversary of the Change in Control. Except as otherwise expressly set forth in this Agreement, upon the termination of this Agreement, the respective rights and obligations of the parties shall survive to the extent necessary to carry out the intentions of the parties as embodied herein.

8.    Choice of Law

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, except any such laws that would render such choice of law ineffective.

Effective as of 10 November, 2011.

Parametric Technology Corporation    EMPLOYEE

By:     /s/ Barry Cohen                    Signature:    /s/ Martha Durcan
Title:    EVP, Strategy                    Print Name:    Martha Durcan